Offer to Purchase for Cash
              All Outstanding Shares of Common Stock
                                of
                     Bryan Steam Corporation
                                at
                      $152.00 Net Per Share
                                by
                 Burnham Acquisition Corporation
                   a wholly-owned subsidiary of
                       Burnham Corporation

-----------------------------------------------------------------
 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
    NEW YORK CITY TIME, ON WEDNESDAY, OCTOBER 28, 1998, UNLESS
                      THE OFFER IS EXTENDED.
-----------------------------------------------------------------

      THE OFFER IS BEING MADE PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER, DATED AS OF SEPTEMBER 23, 1998 (THE "MERGER AGREEMENT"), AMONG BURNHAM CORPORATION ("PARENT"), BURNHAM ACQUISITION CORPORATION ("PURCHASER") AND BRYAN STEAM CORPORATION ("BRYAN" OR THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES OF COMMON STOCK OF THE COMPANY ("SHARES") PURSUANT THERETO.

      THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN AT THE EXPIRATION OF THE OFFER AT LEAST SIXTY-SIX AND TWO-THIRDS PERCENT (66-2/3%) PLUS ONE OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE INTRODUCTION AND SECTIONS 1 AND 14 HEREOF.

      Purchaser has entered into a Stockholders' Agreement with certain stockholders, who together own approximately 55.6% of the outstanding Shares, pursuant to which, among other things, such stockholders have irrevocably agreed validly to tender (and not to withdraw) all such Shares pursuant to the Offer, and such stockholders have granted Parent a proxy with respect to the voting of such Shares in favor of the Merger.

                            ---------

             The Information Agent for the Offer is:

               [LOGO OF MACKENZIE PARTNERS, INC.]

      Any stockholder desiring to tender all or a portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 or 5 of the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary, and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 hereof or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

      Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, who cannot comply with the procedure for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

      Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks and trust companies.

September 29, 1998

                         TABLE OF CONTENTS


INTRODUCTION....................................................1

1.  TERMS OF THE OFFER..........................................2

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES...............4

3.  PROCEDURE FOR TENDERING SHARES..............................5

4.  WITHDRAWAL RIGHTS...........................................7

5.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES................8

6.  PRICE RANGE OF THE SHARES; DIVIDENDS........................9

7.  CERTAIN EFFECTS OF THE TRANSACTION..........................9

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.................10

9.  CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT........12

10. SOURCE AND AMOUNT OF FUNDS.................................13

11. BACKGROUND OF THE TRANSACTION..............................13

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE
    STOCKHOLDERS' AGREEMENT....................................15

13. DIVIDENDS AND DISTRIBUTIONS................................29

14. CERTAIN CONDITIONS OF THE OFFER............................29

15. CERTAIN LEGAL MATTERS......................................31

16. CERTAIN FEES AND EXPENSES..................................32

17. MISCELLANEOUS..............................................32




Annex I - Directors and Executive Officers of Purchaser and Parent

To the Holders of Common Stock of
Bryan Steam Corporation:


                           INTRODUCTION

      Burnham Acquisition Corporation, a New Mexico corporation ("Purchaser") and a wholly-owned subsidiary of Burnham Corporation, a New York corporation ("Parent"), hereby offers to purchase all outstanding shares of the Common Stock, par value $10.00 per share (the "Shares"), of Bryan Steam Corporation, a New Mexico corporation ("Bryan" or the "Company"), at a purchase price of $152.00 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Purchaser or Parent will pay all charges and expenses of IBJ Schroder Bank & Trust Company, as the depositary (the "Depositary"), and MacKenzie Partners, Inc., as the information agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

      The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn at the expiration of the Offer at least sixty-six and two-thirds percent (66-2/3%) plus one of the outstanding Shares on a fully diluted basis on the date of purchase (the "Minimum Condition"). The Offer is also subject to certain other conditions. See Section 1 and Section 14 hereof.

      The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 23, 1998 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser and further provides that, following the completion of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Parent with the name "Bryan Steam Corporation" (the "Surviving Corporation"). As a result of the Merger, each outstanding Share (other than Shares held by Parent, Purchaser or any subsidiary of Parent, Purchaser or the Company, Shares held in the treasury of the Company and Shares ("Dissenting Shares") held by stockholders who have properly exercised their rights to fair value appraisal rights under the New Mexico Business Corporation Act ("NMBCA")) will be converted at the effective time of the Merger (the "Effective Time") into the right to receive in cash the price per Share paid in the Offer without interest (the "Merger Consideration"). For a description of the Merger Agreement, see Section 12. Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger (whether as Merger Consideration or cash amounts received pursuant to the exercise of appraisal rights) are described in
Section 5.

      Concurrently with the execution of the Merger Agreement, and as a condition and inducement to Parent and Purchaser entering into the Merger Agreement, Purchaser and Parent entered into an agreement, dated September 23, 1998 (the "Stockholders' Agreement"), with certain individuals named therein (each, a "Proxy Grantor") who in the aggregate beneficially own 106,315 Shares (representing approximately 55.6% of the outstanding Shares). Pursuant to the Stockholders' Agreement, the Proxy Grantors have (i) agreed validly to tender (and not to withdraw) all such Proxy Grantor's Shares in the Offer and (ii) granted Parent a proxy with respect to the voting of such Shares in favor of the Merger upon the terms and subject to the conditions set forth therein. For a more detailed description of the Stockholders' Agreement, see Section 12.

      THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS
DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE
BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS AND
RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR
SHARES PURSUANT TO THE OFFER.

      MCDONALD & COMPANY SECURITIES, INC. ("MCDONALD & CO."), THE COMPANY'S INDEPENDENT FINANCIAL ADVISOR, HAS ADVISED THE COMPANY'S BOARD OF DIRECTORS THAT, IN ITS OPINION, THE CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS OF THE COMPANY IN CONNECTION WITH THE OFFER AND THE MERGER IS FAIR TO SUCH HOLDERS, FROM A FINANCIAL POINT OF VIEW. A COPY OF THE OPINION OF MCDONALD & CO. IS AN EXHIBIT TO THE COMPANY'S

SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE
"SCHEDULE 14D-9") FILED WITH THE SECURITIES AND EXCHANGE
COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER A COPY
OF WHICH (WITHOUT CERTAIN EXHIBITS) IS BEING FURNISHED TO
STOCKHOLDERS CONCURRENTLY HEREWITH.

      The Company has represented pursuant to the Merger Agreement that, as of September 23, 1998, 191,284 Shares were issued and outstanding and that as of that date no options to purchase any Shares were issued and outstanding. Parent, Purchaser and their affiliates do not currently beneficially own any Shares or rights to acquire Shares other than the rights to acquire Shares pursuant to the Stockholders' Agreement. Based on the foregoing, Purchaser believes the Minimum Condition would be satisfied if 127,524 Shares are duly tendered and not withdrawn pursuant to the Offer.

      The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote of the stockholders of the Company in accordance with applicable law. The NMBCA is applicable to the Company and the Merger because the Company is organized under the laws of New Mexico. Under the NMBCA, approval of the Merger requires the affirmative vote of holders of a two-thirds majority of the shares entitled to vote thereon, provided, that a holder of at least 90% of the outstanding shares of each class of stock of a corporation may cause the merger of such corporation with such holder without the vote of the stockholders of the corporation.

      If the Minimum Condition is satisfied, Purchaser will own at least 66-2/3% plus one of the then outstanding Shares. In such event, Parent and Purchaser believe that the Merger will be approved at a subsequent meeting of the stockholders of the Company (if such a meeting is required). If at least 90% of the outstanding Shares are tendered and acquired by Purchaser in the Offer, then Parent and Purchaser believe that, under the NMBCA, Purchaser will be able to approve the Merger Agreement and effect the Merger pursuant to the "short-form" merger provisions of
Section 53-14-5 of the NMBCA without any action by any other stockholder. If the Minimum Condition is satisfied but less than 90% of the then outstanding Shares are tendered, then a vote of the Company's stockholders will be required under the NMBCA to approve the Merger. In that event, a longer period of time may be required to effect the Merger. In any event, Purchaser intends to effect the Merger in accordance with the terms of the Merger Agreement as promptly as possible following the purchase of Shares pursuant to the Offer.

      If sufficient shares are not validly tendered pursuant to the Offer to satisfy the Minimum Condition, Purchaser has the option (i) to extend the Offer in accordance with (and subject to the limitations of) the Merger Agreement, (ii) subject to compliance with applicable rules and regulations of the Commission, to waive the Minimum Condition, or (iii) to take such other action as may be allowed by the Merger Agreement including the termination of the Merger Agreement. In such event, the Company would solicit the approval of the Merger and the Merger Agreement by a vote of the stockholders of the Company. However, there is no guarantee that such approval would be forthcoming.

      Whether the Merger is effected pursuant to the "short-form" merger provisions of applicable law, or pursuant to the provisions requiring a stockholder vote, holders of Shares who have not sold their Shares pursuant to the Offer (or otherwise) will have certain rights under the NMBCA to dissent and demand payment in cash of the fair value (as agreed by the stockholder and the Company or as judicially determined) of their Shares. The fair value so agreed or determined could be more or less than the Offer Price and the Merger Consideration. See Sections 12 and 14.

      This Offer to Purchase, the Letter of Transmittal and the
Schedule 14D-9 contain important information that should be read carefully by stockholders before they make any decision whether to tender their Shares pursuant to the Offer.

1.    Terms of the Offer

      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn as provided in Section 4 prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean 12:00 midnight, New York City time, on Wednesday, October 28, 1998, unless and until Purchaser shall, in its sole discretion, have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. Subject to the terms of the Merger Agreement (as described in Section 12), Purchaser may from time to time extend the Expiration Date.

      The Offer is subject to the conditions set forth in Section 14, including, among other things, expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the Minimum Condition being satisfied. See Sections 14 and 15.

      Subject to the applicable rules and regulations of the Commission and the Merger Agreement, Purchaser expressly reserves the right (but will not be obligated) to, at any time and from time to time in its sole discretion, waive any condition to the Offer in whole or in part in its sole discretion. In addition, subject to the applicable rules and regulations of the Commission, Purchaser expressly reserves the right at any time and from time to time to modify or amend the terms of the Offer; provided that under the Merger Agreement, Purchaser has agreed that it will not, without the prior written consent of the Company, (1) decrease or change the amount or form of the consideration payable in the Offer, (2) decrease the number of Shares sought pursuant to the Offer, (3) impose additional conditions to the Offer, (4) change the conditions to the Offer (provided that Purchaser in its sole discretion may waive any conditions to the Offer), or (5) make any change to any other provision of the Offer that is materially adverse to the holders of the Shares.

      If the conditions set forth in Section 14 are not satisfied or waived by Parent or Purchaser as of any scheduled expiration date, Purchaser may extend the Offer from time to time as described in Section 12; provided, that Purchaser is not obligated to make any such extension.

      Subject to the limitations set forth in the Merger Agreement (as described in Section 12), Purchaser reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that Purchaser will exercise its right to extend the Offer.

      Subject to the Merger Agreement and applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer, and to the provisions of the Merger Agreement, Purchaser expressly reserves the right to delay acceptance for payment of or payment for any Shares, to extend the Offer, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the failure of any of the conditions specified in paragraphs (a) through (n) of
Section 14 to be fulfilled, and at any time or from time to time, to amend the Offer or to waive any conditions to the Offer in any respect consistent with the provisions of the Merger Agreement, as such provisions may be amended from time to time, in each case by giving oral or written notice of such delay, extension, termination, amendment or waiver to the Depositary.

      Any such extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer or waiver of any conditions to the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of Purchaser under such rule or other applicable law or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the PR Newswire and making any appropriate filing with the Commission. As used in this Offer, "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

      If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer (including a waiver of the Minimum Condition), Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which a tender offer must remain open following a material change in the terms of the Offer or information concerning the Offer, other than a change in the price or in the number of Shares sought, will depend on the facts and circumstances then existing, including the relative materiality of the changes. With respect to a change in the price or number of Shares sought, a minimum of ten business days from the date of such change is generally required under applicable Commission rules and regulations to permit adequate disclosure to stockholders.

      The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders. This Offer to Purchase, the related Letter of Transmittal and certain other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.    Acceptance for Payment and Payment for Shares

      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the terms and conditions of the Merger Agreement, Purchaser will accept for payment, and pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date, promptly after the latter of (i) the Expiration Date and (ii) subject to compliance with Rule 14e-1(c) under the Exchange Act, the date of satisfaction or waiver of all of the conditions of the Offer set forth in Section 14 (including expiration or termination of the waiting period under the HSR Act) applicable to the acquisition of Shares pursuant to the Offer. Any determination concerning the satisfaction of such terms and conditions is within the reasonable discretion of Purchaser and such determination will be final and binding on all tendering stockholders. See Section 14. Subject to compliance with Rule 14e-1(c) under the Exchange Act and the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law or government regulation or any condition contained herein. See Sections 14 and 15.

      In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of
(i) certificates evidencing such Shares (or a timely Book-Entry Confirmation (as defined in Section 3) with respect to such Shares), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with all required signature guarantees or an Agent's Message, as defined below, in connection with a book-entry transfer, and (iii) all other documents required by the Letter of Transmittal. See
Section 3. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility (as defined in Section 3) to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

      For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders whose Shares have theretofore been accepted for payment. If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 14, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

      If any tendered Shares are not purchased for any reason or if certificates are submitted for more Shares than are tendered, certificates for such Shares not purchased or tendered will be returned pursuant to the instructions of the tendering stockholder without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

      If, prior to the Expiration Date, Purchaser (in its sole discretion) increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

      Purchaser reserves the right, subject to the terms of the Merger Agreement, at any time, to assign, in its sole discretion, to one or more affiliates of Purchaser the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

      Notwithstanding anything to the contrary herein, Purchaser cannot and will not assert any of the conditions set forth under
Section 14 (other than certain regulatory conditions as, and to the extent, permitted by applicable rules and regulations of the Commission) at any time after the Expiration Date.

3.    Procedure for Tendering Shares

      Valid Tenders. For Shares to be validly tendered pursuant to the Offer, either (a) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares and any other required documents, must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, and either (i) certificates representing Shares must be received by the Depositary at any such address on or prior to the Expiration Date or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. No alternative, conditional or contingent tenders will be accepted.

      Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or an Agent's Message in connection with a book-entry transfer) and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as the "Book-Entry Confirmation." DELIVERY OF DOCUMENTS (INCLUDING AN EXECUTED LETTER OF TRANSMITTAL) TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

      Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agent's Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity that is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act, (each of the foregoing constituting an "Eligible Institution") unless the Shares tendered thereby are tendered (i) by a registered holder (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facility systems whose name appears on a security position listing as the owner of the Shares) of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not accepted for payment or not tendered are to be issued or returned to a person other than the registered holder, then such certificate must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as described above and as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

      Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are complied with:

      (i)  such tender is made by or through an Eligible
Institution;

      (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

      (iii) the certificates for all tendered Shares in proper form for transfer, or a Book-Entry Confirmation with respect to all tendered Shares, in either case together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any requested signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day except Saturday, Sunday or a federal holiday.

      The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include an endorsement by an Eligible
Institution in the form set forth in such Notice of Guaranteed
Delivery.

      The method of delivery of certificates for Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder. If delivery is made by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

      Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary of (i) certificates for (or a Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and
(iii) all other documents required by the Letter of Transmittal.

      Backup Withholding. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 8 to the Letter of Transmittal.

      Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of Shares that are determined by it not to be in proper form or the acceptance of or payment for which, in the opinion of Purchaser, may be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

      Appointment as Proxy. By executing a Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's attorney-in-fact and proxy, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Offer). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. Such powers of attorney and proxies shall be irrevocable and shall be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney or proxies given by such stockholder with respect to such Shares (and any other Shares or other securities so issued in respect of such purchased Shares) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given (and, if given, will not be deemed effective) by such stockholder. The designees of Purchaser will be empowered to exercise all voting and other rights of such stockholder with respect to such Shares (and any other Shares or securities so issued in respect of such accepted Shares) as they in their sole discretion may deem proper, including, without limitation, in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, or in connection with any action by written consent in lieu of any such meeting or otherwise (including any such meeting or action by written consent to approve the Merger). Purchaser reserves the absolute right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting and other rights with respect to such Shares (and any other Shares or securities so issued in respect of such accepted Shares), including voting at any meeting of stockholders then scheduled or giving or withdrawing written consents as to which the record date has passed.

      Binding Agreement. A valid tender of Shares will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

4.    Withdrawal Rights

      Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser as provided herein, may also be withdrawn at any time after November 27, 1998 If Purchaser extends the Offer, is delayed in its purchase of or payment for Shares or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of Purchaser hereunder, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4. The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

      For a withdrawal of tendered Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on such certificates, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal with respect to such Shares must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

      All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

      Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5.    Certain U.S. Federal Income Tax Consequences

      The following is a summary of the principal U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or upon receipt of any cash amounts by dissenting stockholders pursuant to the exercise of rights to fair value appraisal under the NMBCA). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are not citizens or residents of the United States.

      The U.S. federal income tax consequences set forth below are included for general informational purposes only and are based upon present law. Individual circumstances may differ; accordingly, each holder of Shares should consult such holder's own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the Offer and the Merger, including the application and effect of state, local and other tax laws.

      The receipt of the Offer Price or the receipt of cash pursuant to the Merger (whether as Merger Consideration or cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for U.S. federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year.

      Payments in connection with the Offer or the Merger may be subject to backup withholding at a 31% rate. Backup withholding generally applies if the stockholder (a) fails to furnish such stockholder's social security number or TIN, (b) furnishes an incorrect TIN, (c) fails to properly report interest or dividends or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with such stockholder's own tax advisor as to such stockholder's qualification for exemption from withholding and the procedure for obtaining such exemption.

6.    Price Range of the Shares; Dividends

      According to the Company's Annual Report on Form 10-KSB for the year ended June 30, 1998 (the "Company 10-K"), there are approximately 1,065 record holders of Shares. There is no established trading market for the Shares and the Company is not normally informed of the terms of transactions in its shares. The Shares are traded sporadically over-the-counter. Set forth below are the range of high and low bid quotations as reported on Bloomberg L.P. for each quarter during the last two fiscal years. The quotations listed below may reflect inter-dealer transactions, without retail mark-up, mark-down, or commission. They do not necessarily represent actual transactions and management does not have knowledge of the volume of trading, if any, at any of such bid prices.

                        Bryan Common Stock

Quarter Ended:                     High Ask     Low Ask
                                   --------     -------
September 30, 1996                   40 1/2      37
December 31, 1996                    38          37
March 31, 1997                       39 1/2      38
June 30, 1997                        50          39 1/2
September 30, 1997                   50          50
December 31, 1997                    63 1/2      53
March 31, 1998                       65 7/16     63 1/2
June 30, 1998                        67 1/4      65 7/16
September 30, 1998
(through September 28, 1998)         80          67 1/4


      According to the Company 10-K and information supplied to Purchaser by the Company, the Company paid dividends of $1.40 per Share on September 15, 1995, $1.50 per Share on September 13, 1996, $2.00 per Share on September 15, 1997 and $2.00 per Share on September 15, 1998.

      On September 22, 1998, the last full trading day before the execution of the Merger Agreement and the public announcement of Purchaser's intention to make the Offer, the high and low bid quotations, reported on Bloomberg L.P. were $80 and $67-1/4. On July 20, 1998, the last date on which a bid in the Shares was reported on Bloomberg L.P., the bid quotation was $80. Stockholders are encouraged to obtain current market quotations for the Shares.

7.    Certain Effects of the Transaction

      The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. According to the Company 10-K, as of June 30, 1998, there were 1,065 recordholders of Bryan Common Stock and more than 300 beneficial holders whose shares are held of record by nominees.

      The extent of the public market for the Shares and the continued trading of the Shares over-the-counter after the purchase of Shares pursuant to the Offer, will depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act, as described below, and other factors. Depending on the number of Shares acquired pursuant to the Offer, price quotations for the Shares may no longer meet the requirements for continued trading over-the-counter. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, trading of the Shares over-the-counter is discontinued, the liquidity of and market for the Shares could be adversely affected. Any reduction in the number of Shares that might otherwise trade publicly may have an adverse effect on the market price for or marketability of the Shares and may cause future prices to be less than the Offer Price.

      The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company, if any, may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.

      It is the present intention of Purchaser to seek to cause the Company to make an application for the termination of the registration of the Shares under the Exchange Act as soon as possible after the purchase of all validly tendered Shares in the Offer if the requirements for termination of registration are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following consummation of the Merger. See
Section 12.

8.    Certain Information Concerning the Company

      Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents and records on file with the Commission and other public sources including, but not limited to, the Company 10-K. Although neither Parent nor Purchaser has any knowledge that any statements contained herein based on such documents and records are untrue, neither Parent nor Purchaser takes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company or contained in such documents and records, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

      The Company was incorporated in New Mexico in 1916. Its executive offices are located at P.O. Box 27, Peru, Indiana
46970. The Company manufactures boilers and boiler accessories and operates a tank manufacturing facility.

      Set forth below is a summary of certain selected financial information with respect to the Company for the years ended June 30, 1998 and June 30, 1997. The June 30, 1998 and June 30, 1997
information were excerpted from the Company 10-K. More comprehensive financial information is included in the Company 10-K and the following summary is qualified in its entirety by reference to such report and the financial statements and other financial information (including any related notes) contained therein. The Company 10-K may be inspected and copies may be obtained in the manner set forth below.

                     BRYAN STEAM CORPORATION
          SELECTED CONSOLIDATED CONDENSED FINANCIAL DATA

                (In Thousands, Except Share Data)



                                           Audited
                                     -------------------
                                        1998      1997
                                     ---------  --------
                                         Year Ended
                                          June 30,
                                     -------------------
Income Statement Data:
   Gross sales less discounts,
   returns and allowances             $26,178   $26,233
   Net income (loss)                      988     1,609
   Earnings (loss) Per Share*            5.17      8.41
Balance Sheet Data:
   Total Assets                        18,562    17,223
   Total Liabilities                    3,546     2,831
   Stockholders' Equity                15,016    14,392


* Based on 191,284 Shares issued and outstanding throughout the period.

      The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and also should be available for inspection and copying at prescribed rates at the regional offices of the Commission located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material may also be obtained by mail at prescribed rates, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may be obtained electronically by visiting the Commission's web site on the Internet at http://www.sec.gov.

      Prior to entering into the Merger Agreement, Parent and Purchaser conducted a due diligence review of the Company and in connection with such review, received certain non-public information from the Company. The non-public information included, among other things, financial estimates (the "Estimates"). One of the Estimates was provided by Goelzer & Co., prepared in March, 1998, respecting potential operating results for the fiscal year ending June 30, 2000. The other of the Estimates was provided by McDonald & Co., prepared in June, 1998, respecting potential operating results for the fiscal year ending June 30, 1999. The Estimate respecting the year ending June 30, 1999, indicated that sales would increase at the rate of 5%, and margins would remain consistent with those of prior years. For the year ended June 30, 2000, the Estimate indicated net sales of approximately $30.8 million and income from operations (pre-tax) of approximately $3 million. The Company has advised Parent and Purchaser that the Estimates were prepared by the Company's management and the respective financial advisors based on numerous assumptions, including among others, projections of revenue, gross profit, operating expenses, depreciation and amortization, taxes, capital expenditures and working capital requirements. No assurances can be given with respect to any such assumptions. None of the assumptions in the Estimates gives effect to the Offer, the Merger or financing thereof or the operations of the Company after consummation of such transactions.

      The Company has advised Purchaser that it does not as a matter of course disclose estimates or projections as to future revenues or earnings, and the Estimates were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the American Institute of Certified Public Accountants for projections. The Estimates have not been examined, reviewed or compiled by the Company's independent auditors, and accordingly they have not expressed an opinion or any other assurance on them. The forecasted information is included herein solely because such information was furnished to Parent and Purchaser or its financial advisors. Accordingly, the inclusion of the Estimates in this Offer should not be regarded as an indication that Parent or Purchaser or their financial advisors or their respective officers and directors consider such information to be accurate or reliable, and none of such persons assumes any responsibility for the accuracy or reliability thereof. The Estimates were prepared for internal use and are subjective in many respects and thus susceptible to various interpretations and periodic revision based upon actual experience and business development. In addition, because the estimates and assumptions underlying the Estimates are inherently subject to significant economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and are beyond the control of the Company, Parent and Purchaser, there can be no assurance that the Estimates will be realized or that the Company's future results will not vary materially from the Estimates.

9.    Certain Information Concerning Purchaser and Parent

      Purchaser, a New Mexico corporation, was organized to acquire the Company and has not conducted any unrelated activities since its organization. All of Purchaser's outstanding stock is owned by Parent, a New York corporation. The principal executive offices of Purchaser and Parent are located at 1241 Harrisburg Avenue, Lancaster PA, 17603. Parent is, itself and through its subsidiaries, a major manufacturer of boilers, furnaces, radiators and related equipment.

      The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Purchaser and Parent is set forth in Annex I hereto and incorporated herein by reference.

      Parent and Purchaser are not subject to the informational reporting requirements of the Exchange Act, and, accordingly, do not file reports or other information with the Commission relating to their respective business, financial condition or other matters.

      Set forth below is a summary of certain selected financial information with respect to Parent for the six months ended June
30, 1998 and June 30, 1997, and for the years ended December 31,
1997 and December 31, 1996.

             BURNHAM CORPORATION AND ITS SUBSIDIARIES
          SELECTED CONSOLIDATED CONDENSED FINANCIAL DATA

              (In Thousands, Except Per Share Data)

                             Unaudited            Audited
                         ------------------   ----------------
                           1998      1997      1997      1996
                         --------  --------
                          Six months ended,     Year Ended
                              June 30,          December 31,
                         -------------------------------------

Income Statement Data:
   Net sales            $72,564    $66,769  $174,593  $159,936
   Net income (loss)        602      1,794     9,419     8,844
   Earnings (loss)
   Per Share*               .26        .80      4.20      3.95
Balance Sheet Data:
   Total Assets         124,317    112,266   127,642   114,285
   Total Liabilities     55,045     48,307    57,752    50,916
   Stockholders' Equity  69,272     63,959    69,890    63,369


---------------

* Based on 2,264, 2,238, 2,238 and 2,235 Shares issued and outstanding for each respective period.

      A copy of Parent's 1997 Annual Report containing audited consolidated Balance Sheets as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, as well as recent unaudited financial statements, may be obtained by requesting the same from Parent at the following address: Burnham Corporation,
P. O. Box 3205, Lancaster, PA 17604-3205, Telephone:
717-293-5800, Fax: 717-293-5816, Attention: Ronald L. Griffith.

10.    Source and Amount of Funds

      The total amount of funds required by Purchaser to purchase all outstanding Shares pursuant to the Offer and to pay related fees and expenses in connection with the Offer and the Merger is estimated to be approximately $30.5 million. Purchaser expects to obtain the necessary funds from Parent. Parent has sufficient existing cash reserves and existing credit facilities with available balances to satisfy its and Purchaser's obligations under the Offer and the Merger Agreement. The Offer is not conditioned upon any financing arrangements.

11.   Background of the Transaction

      On June 10, 1998, senior management of Parent and the Company had initial discussions regarding the possible acquisition of the Company by Parent. Parent was informed that the Company would be sold through an "auction", which was to be conducted by McDonald & Co., the Company's financial advisor. Parent executed a confidentiality agreement and thereafter received certain financial, corporate and other information concerning the Company from McDonald & Co. and from Goelzer & Co. Inc. ("Goelzer & Co."), a consultant specifically engaged by the Company to arrange an offer for the Company supported by the Company's management.

      Senior management of Parent and the Company met on July 7, 1998 together with representatives of Goelzer & Co. further to explore Parent's preliminary plans for the acquisition and to discuss the views of the Company's management. Representatives of Parent and Goelzer & Co. had further conversations concerning Parent's plans during the period July 8, 1998 through July 20, 1998.

      On July 21, 1998, based on the information received, Parent submitted to McDonald & Co. a preliminary, non-binding proposal for the acquisition of the Company at a cash price in the range of $135.00 to $148.00 per share. This preliminary proposal was endorsed by Goelzer & Co., which indicated that the proposal had the support of the Company's management.

      The Company thereafter invited Parent and its representatives to conduct a further business review of the Company, which the Company undertook between July 23, 1998 and September 4, 1998.

      On September 8, 1998, on the basis of its review and in accordance with the auction procedures established by McDonald & Co. and the Company, Parent submitted to McDonald & Co. a final purchase proposal for the Company. Under this final proposal, which was ultimately accepted in substantial part by the Company, Parent offered to pay $152.00 per share net to holders of common stock of the Company in the Merger. In addition, Parent agreed to pay the transaction expenses incurred by the Company, and the amounts to which senior managers of the Company would be entitled upon certain changes in control of the Company. Parent's proposal was subject to the condition (among other conditions) that the Company solicit not more than ten stockholders of the Company and that ten stockholders of the Company holding in the aggregate in excess of 50% of the outstanding common shares of the Company execute and deliver to Parent an option entitling Purchaser to acquire their shares at $152.00 per share (as well as a proxy to vote their shares in favor of the Merger).

      On September 10, 1998, a meeting of the Board of the Company was held at which the Company's outside legal counsel advised the Board regarding its fiduciary duties under applicable law, and representatives of McDonald & Co. made a presentation to the Board with respect to the financial terms of the proposed Merger Agreement, as well as the terms and status of other proposals, which had been received from other entities during the auction process. Representatives of McDonald & Co. also delivered its oral opinion to the Board that the Merger was fair to such holders from a financial point of view. After discussion, the Board determined that further negotiations should take place with Parent to finalize the Merger Agreement on a mutually acceptable basis.

      In subsequent negotiations on September 10 and 11, 1998 between Parent and the Company, in order to expedite the acquisition, Parent requested that the transaction be restructured from a single-step merger to a "two-step" transaction consisting of a tender offer followed by a merger. Parent also requested that the ten stockholders holding in excess of 50% of the Company's common stock irrevocably agree to tender their shares in such tender offer, and grant Parent a proxy to vote their shares in favor of the Merger, pursuant to a Stockholders' Agreement.

      From September 10, 1998 through September 21, 1998, Parent and the Company engaged in continued negotiations and document preparation through their representatives. Based on discussions with the Company, Parent understood that its proposal was financially superior to all other proposals.

      On September 21, 1998, the Board of the Company met again to discuss the transaction, including the restructuring to a "two-step" transaction. At this meeting, the Company's outside legal counsel again advised the Board regarding its fiduciary duties under applicable law, and representatives of McDonald & Co. made a presentation to the Board with respect to the financial terms of the proposed Offer and Merger. Representatives of McDonald & Co. also delivered its written opinion to the Board that the consideration to be received by the stockholders of the Company in connection with the Offer and the Merger was fair to such holders from a financial point of view. Based upon such advice, such presentation and such opinion, the Board, subject to finalization of the Merger Agreement in subsequent negotiations, unanimously approved the Merger and the Offer.

      Also on September 21, 1998, certain major stockholders of the Company met with the Company's Chairman, its outside legal counsel and representatives of McDonald & Co. to discuss the background of the proposed transaction and the Stockholders' Agreement. Between September 21, 1998 and September 23, 1998, ten stockholders holding in the aggregate approximately 55.6% of the outstanding common stock of the Company executed the Stockholders' Agreement, which was dated as of September 23, 1998 and was held in escrow subject to the execution of the final Merger Agreement.

      On September 23, 1998, Parent, Purchaser and the Company executed and delivered the Merger Agreement, and Parent and Purchaser executed and delivered the Stockholders' Agreement. The transaction was publicly announced on September 23, 1998, and, on September 29, 1998, Purchaser commenced the Offer.

12. Purpose of the Offer; The Merger Agreement; The Stockholders'
Agreement.

      General

      The purpose of the Offer, the Merger and the Stockholders' Agreement is to enable Parent to acquire, in one or more transactions, control of, and the entire equity interest in, the Company. An additional purpose of the Merger is for Parent to acquire all Shares not tendered and purchased pursuant to the Offer. The acquisition of the entire equity interest in the Company is structured as a cash tender offer followed by a merger in order to provide a prompt and orderly transfer of ownership of the Company from the public stockholders to Parent.

      If the Minimum Condition is satisfied, Purchaser will own at least 66-2/3% plus one of the then outstanding Shares. In that event, the Company will call a stockholders meeting, if required, and Purchaser will vote such Shares to approve the Merger Agreement and the Merger. A vote of a two-thirds majority of outstanding Shares is required under the NMBCA to approve a merger, and as such, Purchaser believes that if the Minimum Condition is satisfied the resolution in favor of the Merger will pass and the Merger will be approved. If at least 90% of the then outstanding Shares are tendered pursuant to the Offer, Purchaser will be able to approve the Merger Agreement and the Merger and to effect the Merger pursuant to the "short-form" merger provisions of Section 53- 14-5 of the NMBCA without prior notice to, or any action by, any other stockholder of the Company. On the other hand, if the Minimum Condition is not satisfied and such condition is waived by Purchaser in its sole discretion, and thereafter the Offer is concluded with Purchaser owning not more than 66-2/3% of the Shares then outstanding, then the Company will call a stockholders meeting and Purchaser will vote in favor of the Merger whatever Shares it does acquire pursuant to the Offer. In such event, however, no assurance can be given that the affirmative vote of holders of a two-thirds majority of the Shares would be obtained at a special stockholders' meeting called for such purpose as required to approve the Merger. See Introduction and Section 15.

      Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

      The Merger Agreement. The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") filed in connection with the Offer. The Schedule 14D-1 (including the Merger Agreement and other exhibits) may be examined, and copies thereof may be obtained, in the manner set forth in Section 8 with respect to the Company 10-K (except that such Schedule will not be available at the regional offices of the Commission).

      The Offer. The Merger Agreement provides for the commencement of the Offer, in connection with which Parent or Purchaser has expressly reserved the right to waive conditions of the Offer, in whole or in part, at any time and from time to time in their sole discretion. Purchaser has agreed, however, that it will not, without the prior written consent of the Company, (i) decrease or change the amount or form of consideration payable in the Offer, (ii) decrease the number of Shares sought pursuant to the Offer, (iii) impose additional conditions to the Offer, (iv) change the conditions of the Offer (provided that Parent or Purchaser in their sole discretion may waive any of the conditions to the Offer) or (v) make any change to any other provision of the Offer that is materially adverse to the holders of the Shares. Purchaser is entitled to extend the Offer in accordance with applicable law as follows: (i) if any of the conditions to the Offer are not satisfied or waived by Purchaser as of any scheduled expiration date, then Purchaser may extend the Offer from time to time until the earlier of (a) the consummation of the Offer or (b) twenty business days following the original expiration date of the Offer specified herein, and
(ii) if all conditions to the Offer are satisfied or waived as of any scheduled expiration date, then Purchaser may extend the Offer from time to time by not more than ten business days in the aggregate. The obligation of Purchaser to consummate the Offer and to accept for payment and to pay for any Shares tendered pursuant to the Offer will be subject only to the conditions set forth in Section 14.

      For a description of the conditions to the Offer, see
Section 14.

      The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the relevant provisions of the NMBCA, Purchaser shall be merged with and into the Company as soon as practicable following the satisfaction or waiver of the conditions to the Merger. The Company shall be the Surviving Corporation and shall continue its existence under the laws of New Mexico, and the Certificate of Incorporation and the Bylaws of Purchaser as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation (except the name of the Surviving Corporation shall be Bryan Steam Corporation). H. Jesse McVay, Albert Morrison III and Ronald L. Griffith will be the initial directors of the Surviving Corporation and H. Jesse McVay (President), Ronald L. Griffith (Vice President), Kurt J. Krauskopf (Treasurer, Comptroller and Secretary), Robert Berardi (Assistant Treasurer) and Tammy McEwen (Assistant Secretary) will be the initial officers of the Surviving Corporation. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Purchaser or any subsidiary of Parent, Purchaser or the Company or held in the treasury of the Company, all of which shall be canceled, and other than Dissenting Shares, as defined herein) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive in cash the Merger Consideration, upon the surrender of the certificate representing such Shares. The parties to the Merger Agreement shall cause the Merger to be consummated by filing with the Corporation Commission of the State of New Mexico or its successor duly prepared and executed Articles of Merger, as required by the NMBCA. The Merger will become effective upon such filing or at such time thereafter as is provided under applicable law.

      Stockholder Meeting; Recommendation to Stockholders. Unless the Merger is consummated in accordance with the "short-form" merger provisions under the NMBCA, and subject to applicable law, the Company shall, through its Board of Directors, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Stockholder Meeting") for the purpose of voting on the adoption of the plan of merger set forth in the Merger Agreement as soon as reasonably practicable following the consummation of the Offer but in any event prior to the 90th day after the date of the Merger Agreement (subject to certain unavoidable delays outside the control of the parties). Except to the extent legally required for the discharge of the Board of Directors' fiduciary duties as reflected in a written opinion of independent legal counsel, Bryan shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of Bryan that the stockholders of Bryan adopt the Merger Agreement and approve the Merger, and the Company is required to use all reasonable efforts to obtain the adoption and approval of its stockholders. Parent and Purchaser have agreed that, at the Stockholder Meeting, all of the Shares acquired pursuant to the Offer or otherwise by Parent or Purchaser or any of their affiliates will be voted in favor of the Merger.

      If Purchaser or any other direct or indirect subsidiary of Parent shall acquire at least 90 percent of the outstanding Shares, each of Parent, Purchaser and the Company may, if Purchaser so elects, take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the consummation of the Offer, without a meeting of stockholders of the Company, in accordance with Section 53-14-5 of the NMBCA.

      Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to corporate existence and good standing, capital structure, subsidiaries, corporate authorization, absence of changes, Commission filings, consents and approvals, no defaults under agreements, investment banking fees, employee benefits, labor relations, litigation, taxes, compliance with applicable laws, environmental matters, intellectual property, real property, insurance, material contracts, and other matters.

      Purchaser and Parent have also made certain representations and warranties with respect to corporate existence and good standing, corporate authorization, consents and approvals, no violations of other agreements and other matters.

      Conduct of Business and Other Covenants Pending the Merger. The Company has agreed that, except as expressly contemplated or permitted by the Merger Agreement (or to the extent that Parent may otherwise grant prior consent in writing, which consent shall not be unreasonably withheld), during the period from the date of the Merger Agreement to the Effective Time, the Company will conduct its business only in, and the Company will cause each of its subsidiaries not to take any action except in, the ordinary course consistent with past practice (subject to the further limitations specified in the Merger Agreement). In addition, the Company has agreed that it will, and it will cause its subsidiaries to use, all commercially reasonable efforts to preserve intact in all material respects its present business organization and reputation, to keep available the services of its key officers and employees, to maintain its assets and properties in good working order and condition (ordinary wear and tear excepted), to preserve its relationships with customers and suppliers and others having significant business dealings with them, to comply in all material respects with all laws and orders of all governmental or regulatory authorities applicable to them, and to maintain insurance (subject to consulting with Parent prior to renewing any insurance policy), including, without limitation, product liability insurance, in such amounts and against such risks and losses as was in effect on June 30, 1998 (subject to the specific reinstatement of product liability insurance for one of the Company's subsidiaries).

      In addition, without limiting the generality of the foregoing and except as expressly contemplated or permitted by the Merger Agreement, during the period specified in the first sentence of the preceding paragraph, the Company has agreed that, without the prior written consent of Parent, it will not (and will cause its subsidiaries not to):

           (i) amend or propose to amend its or their Articles of Incorporation or By-laws;

           (ii) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock other than the dividend of $2.00 per share declared on the Shares on August 26, 1998 and payable on September 15, 1998; (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities or option in respect of, in lieu of or in substitution for Shares; (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or
      (z) directly or indirectly redeem, repurchase or otherwise acquire any Shares or any option with respect thereto;

           (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any Shares or any option with respect thereto, or modify or amend any right of any holder of outstanding Shares or options with respect thereto;

           (iv) acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than raw materials and supplies acquired in the ordinary course of its business consistent with past practice in amounts in any one instance (or group of related instances) not in excess of $250,000 and in each case pursuant to an order or agreement requiring delivery of such raw materials and supplies within 120 days after the creation of such order or agreement;

           (v) sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties other than finished goods in the ordinary course of business consistent with past practice pursuant to orders as to which (x) no one order (or group of related orders) involves an aggregate selling price in excess of $150,000, and (y) (i) each order is to be fully performed within 150 days after its creation or (ii) in the case of orders for which there is no definite date by which the orders must be fully performed, the aggregate selling price for all such orders that are more than 150 days old shall not exceed $500,000;

           (vi) except to the extent required by applicable law or generally accepted accounting principals, (x) permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, receivable, credit, allowance or tax practice or policy or
      (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any governmental or regulatory authority;

           (vii) (x) other than working capital borrowings of up to $300,000 under the Company's existing bank line of credit, incur any indebtedness for borrowed money (which shall be deemed for this purpose to include entering into credit agreements, lines of credit or similar arrangements, whether or not amounts are borrowed thereunder) or guarantee any such indebtedness, or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money;

           (viii) (x) enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate any Company benefit plan or other agreement between the Company (or any of its subsidiaries) and one or more of its directors, officers or employees, or (y) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof (except that the Company shall comply with the union contract and except for normal increases approved by Parent);

           (ix) enter into any new contract or amend, modify or terminate any existing contract, or engage in any new transaction (x) not in the ordinary course of business consistent with past practice, (y) not on an arm's length basis, or (z) with any stockholder or affiliate of the Company;

           (x) make any capital expenditure or any commitment to make a capital expenditure or any commitment for additions to plant, property or equipment constituting capital assets;

           (xi) make any change in lines of business or any material changes in prices, marketing plans or procedures;

           (xii) make any changes to current levels of inventory, receivables or payables, except as may occur in the ordinary course of business consistent with past practice;

           (xiii) grant any stock-related, performance or similar awards or bonuses;

           (xiv) forgive any loans to employees, officers or directors or any of their respective affiliates or associates;

           (xv) make any deposits or contributions of cash or other property to, or take any other action to fund or in any other way secure the payment of compensation or benefits under, any Company benefit plan;

           (xvi) enter into, amend, extend or waive any rights under any collective bargaining or other labor agreement;

           (xvii) commence, settle or agree to settle any litigation, suit, action, claim, proceeding or investigation;

           (xviii) pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute accrued, asserted or unasserted, contingent or otherwise) other than (A) the payment, discharge or satisfaction of liabilities reflected or reserved against in full in the financial statements as at June 30, 1998 or incurred in the ordinary course of business subsequent to June 30, 1998 or (B) the Company's Transaction Costs, which for these purposes shall mean all out-of-pocket costs reasonably incurred by the Company or any of its subsidiaries on or after July 1, 1998 in connection with the potential and actual sale of the Company, including without limitation (1) the fees and expenses of McDonald & Co., (2) the fees and expenses of Goelzer & Co., (3) legal fees and expenses, (4) expenses for environmental reports,
      (5) expenses for title reports, (6) expenses for proxy solicitation and fees and expenses of the Exchange Agent, and (7) filing fees in connection with compliance with securities and antitrust laws; but the term Company's Transaction Costs shall not include (I) any amounts payable or paid to senior managers of the Company under the Senior Management Agreements by virtue of the consummation of the Merger (Parent having agreed separately to cause the Company after the Effective Time to pay such amounts in addition to all other consideration for the Merger), or
      (II) any expenses incurred by Parent or Purchaser with respect to the Offer;

           (xix) enter into, modify, amend or terminate any contract material to the business of the Company or any of its subsidiaries which it may enter, amend or terminate without violating clause (ix) above, or waive any rights under any such contract, unless in each instance the Company first obtains the consent of Parent, which consent shall not be unreasonably withheld;

           (xx) enter into or extend or renew any contract (including without limitation any insurance policy), which contract, extension or renewal has a term or is to be performed over a period of more than 60 days (and before renewing any insurance policy, the Company shall reasonably consult with Parent); or

           (xxi) enter into any contract, agreement, commitment or arrangement to do or engage in any of the foregoing.

      The Company has agreed that it will confer on a regular and frequent basis with Parent with respect to the Company's businesses and operations and other matters relevant to the Merger, and shall promptly advise Parent, in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any governmental or regulatory authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on the Company or on the ability of the Company to consummate the transactions contemplated by the Offer and the Merger Agreement.

      No Solicitation.

      The Company has agreed that it will not, and it will not authorize or permit its subsidiaries or any of its or their officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other agents or representatives (each, a "Representative") to directly or indirectly, solicit, initiate or participate in any negotiations regarding, furnish any confidential information in connection with, endorse or otherwise cooperate with, or assist, participate in or facilitate (collectively, "Solicitation Activities") the making of any proposal or offer for, or which may reasonably be expected to lead to, a Potential Transaction (as defined below), by any person, corporation, partnership or other entity or group, including a current holder of Shares or a person acting on behalf of or who has been in contact with such a holder (a "Potential Acquiror"); provided, however, that to the extent the Board of Directors of the Company believes, on the basis of a written opinion furnished by independent legal counsel, that the failure to take any such actions would constitute a breach of applicable fiduciary duties of such Board of Directors, then the Company and its Representatives may participate in Solicitation Activities but only to the extent necessary to comply with such duties; provided further, however, that the Company will promptly inform Parent, in writing, of the material terms and conditions of any proposal or offer for, or which may reasonably be expected to lead to, a Potential Transaction that it receives and the identity of the Potential Acquiror and the Company shall keep Parent fully apprised of all developments regarding such Potential Transaction. Such full apprising of all developments shall include providing Parent with copies of all correspondence from or to the Company and the Potential Acquiror, including all attachments and enclosures. (As used in the Merger Agreement, "Potential Transaction" means any potential merger, consolidation or other business combination involving the Company, or any acquisition in any manner of all or a substantial portion of the equity of, or all or a substantial portion of the assets of the Company whether for cash, securities or any other consideration or combination thereof other than pursuant to the transactions contemplated by the Merger Agreement.)

      The Company has also agreed, as of the date and time of the Merger Agreement that the Company and its Representatives will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties other than Parent and Purchaser conducted theretofore with respect to any Potential Transaction.

      Filing of the Proxy Statement. The Company has agreed that it will prepare and file with the Commission the Proxy Statement at the earliest practicable date after the Offer has expired or terminated (unless 90% or more of Shares are acquired by Purchaser pursuant to the Offer or the Shares cease to be registered under the Exchange Act in accordance with applicable law); and shall use all reasonable efforts to have the Proxy Statement cleared by the Commission. Parent, Purchaser and the Company have agreed to cooperate with each other in the preparation of the Proxy Statement, and the Company has agreed to promptly notify Parent of the receipt of any comments of the Commission with respect to the Proxy Statement and of any requests by the Commission for any amendment or supplement thereto or for additional information, and to promptly provide to Parent copies of all correspondence between the Company or any representative of the Company and the Commission with respect to the Proxy Statement. The Company has agreed to give Parent and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the Commission before their being filed with, or sent to, the Commission. If the Proxy Statement is required to be filed with the Commission, each of the Company, Parent and Purchaser has agreed to use all reasonable efforts, after consultation with the other parties thereto, to respond promptly to all such comments of and requests by the Commission and to cause the Proxy Statement to be mailed to the holders of Shares entitled to vote at the Stockholder Meeting at the earliest practicable time.

      Stockholder Approval of the Merger. To the extent required by applicable law, the Company has agreed to, through its Board of Directors, duly call, give notice of, convene and hold the Stockholder Meeting for the purpose of voting on the adoption of the Merger Agreement (the "Stockholders' Approval") as soon as reasonably practicable after consummation of the Offer but in any event prior to the 90th day after the date of the Merger Agreement (subject to certain unavoidable delays outside the control of the parties). Except to the extent legally required for the discharge of its fiduciary duties as reflected in a written opinion of independent legal counsel, the Company has agreed to include in the Proxy Statement the recommendation of the Board of Directors of the Company that the stockholders of the Company adopt the Merger Agreement and approve the Merger, and the Company has agreed to use all reasonable efforts to obtain such adoption and approval, including utilizing a proxy solicitation firm that is reasonably acceptable to Parent. At such meeting, Parent shall, and has agreed to and has agreed to cause its Subsidiaries to, vote all shares of the Shares, if any, then owned by Parent or any such Subsidiary in favor of the adoption of the Merger Agreement.

      In the event that the approval and adoption of the Merger Agreement and the Merger at the Stockholder Meeting or any adjournment thereof receives the affirmative vote of less than 66-2/3% of all shares entitled to vote for such approval, then Parent may in its sole discretion require the Company to, and the Company has agreed to be obligated to, through its Board of Directors, duly call, give notice of, convene and hold a second Stockholder Meeting for the purpose of voting on the adoption of the Merger Agreement. Such second Stockholder Meeting shall be held as soon as reasonably practicable after the date of the notice from Parent to the Company in which Parent notifies the Company that Parent desires the Company to call a second Stockholder Meeting.

      If Parent directly or indirectly acquires at least 90 percent of the outstanding Shares, each of Parent, Purchaser and the Company have agreed, if Purchaser so requests, to take all necessary and appropriate action as Parent may reasonably request to cause the Merger to become effective as promptly as practicable after the consummation of the Offer without a meeting of holders of the Shares in accordance with the applicable provisions of the NMBCA.

      Consents and Approvals. Subject to certain conditions, each of the Company and Parent have agreed to proceed diligently and in good faith and will use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable, obtain all consents, approvals or actions of, make all filings with and give all notices to governmental or regulatory authorities or any other public or private third parties that may be required of Parent, the Company or any of their subsidiaries in order to consummate the Offer and the Merger. In addition to and not in limitation of the foregoing, (i) each of the parties have agreed to (x) take promptly all actions necessary to make the filings required of Parent and the Company or their affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by the Merger Agreement commenced by either the FTC or the Antitrust Division or state attorneys general.

      Company Employees. Parent has agreed that after the Effective Time the Company will honor in accordance with their respective provisions the existing agreements between the Company and each of Messrs. Bishop, McVay, Holmquist, Krauskopf, Kubly, Minard, Mitting, McCune and Sturch (collectively, "Senior Management Agreements"). Further, Parent has agreed to cause after the Effective Time the Company to pay to each of such persons the transaction bonus contemplated in each persons applicable Senior Management Agreement, in the installments and at the times specified therein, irrespective of whether the Merger is deemed to have been supported or sponsored by management or any management group. In addition, Parent has agreed that it will cause the Company after the Effective Time to honor all existing union contracts and all other existing agreements between the Company and its employees that have been disclosed by the Company to Parent prior to the date of the Merger Agreement.

      Expenses. Subject to the applicability of the Termination Fee and remedies in respect of a breach of the Merger Agreement, if the Merger is not consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such cost or expense. However, if the Merger is consummated, the Company's Transaction Costs (as defined below) will be paid by the Company either before or after the Effective Time, or by Parent, without reduction of the Offer Price or Merger Consideration payable to holders of Shares pursuant to the terms of the Offer and the Merger Agreement. As used herein, the "Company's Transaction Costs" means all out-of-pocket costs reasonably incurred by the Company or any of its subsidiaries on or after July 1, 1998 in connection with the potential and actual sale of the Company, including without limitation (i) the fees and expenses of McDonald & Co., (ii) the fees and expenses of Goelzer & Co., (iii) legal fees and expenses, (iv) expenses for environmental reports, (v) expenses for title reports, (vi) expenses for proxy solicitation and fees and expenses of the Exchange Agent, and (viii) filing fees in connection with compliance with securities and antitrust laws. However, the Company's Transaction Costs do not include (a) any amounts payable or paid to senior managers of the Company under the Senior Management Agreements by virtue of the consummation of the Merger (Parent having agreed, as described above, to cause the Company after the Effective Time to pay such amounts in addition to all other consideration for the Merger), or (b) any expenses incurred by Parent or Purchaser with respect to the Offer.

      Brokers or Finders. Each of Parent and the Company has represented to the other, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by the Offer or the Merger Agreement, except, in the case of the Company, for McDonald & Co. and Goelzer & Co.

      Directors' and Officers' Indemnification.

      (a) Until the fourth anniversary of the Effective Time (and until resolution of any claims asserted prior to such fourth anniversary), Parent has agreed to cause the Company after the Effective Time to indemnify, defend and hold harmless, to the extent allowed by law and to the extent currently provided in the By-laws and Articles of Incorporation of the Company, each person who is as of the date hereof, or has been at any time prior to the date hereof, a director or officer of the Company or any of its subsidiaries (the "Indemnified Parties") against (subject to certain restrictions specified in the Merger Agreement) (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any subsidiary of the Company, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the full extent the Company would have been permitted under New Mexico law to indemnify such person (and subject to the foregoing, the Company after the Effective Time will, in the event the Company determines in its reasonable discretion that such person would be entitled to indemnification hereunder, pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party; provided, however, that the person to whom the expenses are advanced must provide an undertaking (without delivering a bond or other security) to repay such advance if it is ultimately determined that such person is not entitled to indemnification as provided in Section 53-11-4.1 of the NMBCA). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Company; (ii) after the Effective Time, the Company will pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received as theretofore provided; and
(iii) after the Effective Time, the Company will use all reasonable efforts to assist in the vigorous defense of such matter, provided that the Company will not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under the terms of the Merger Agreement, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company (but the failure so to notify the Company will not relieve the Company from its obligation to indemnify such person except to the extent such failure to notify prejudices the Company), and shall deliver to the Company the undertaking, if any, required by the NMBCA or the Merger Agreement. Notwithstanding anything to the contrary contained in the Merger Agreement, after the

Effective Time the Company's obligation to indemnify the officers and directors prior to the Effective time of the Company as set forth above shall be limited to cover claims only to the extent that those claims are not covered under the Company's directors' and officers' insurance policies in effect as of the date of the Merger Agreement and the continuation, maintenance or substitution thereof as required by the Merger Agreement.

      Directors' and Officers' Insurance. Parent has agreed to cause the Company, for a period of four years after the Effective Time, to maintain in effect the policies of directors' and officers' liability insurance that were maintained by the Company prior to the execution of the Merger Agreement (provided that the Company may substitute therefor other policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before or at the Effective Time; provided, however, that the Company is not obligated to make annual premium payments for such insurance to the extent such premiums exceed 125% of the premiums paid as of the date of the Merger Agreement by the Company for such insurance (the "Company's Current Premium"), and if such premiums for such insurance would at any time exceed 125% of the Company's Current Premium, then the Company shall cause to be maintained policies of insurance which, in the Company's good faith determination, provide the maximum coverage available at an annual premium equal to 125% of the Company's Current Premium.

      Retention of the Company Name. Parent has agreed that until the 10th anniversary of the Effective Time of the Merger, Parent will cause the name of the Company to continue to be "Bryan Steam Corporation", unless, due to a change in circumstances after the Effective Time, such continuation will be, in the opinion of the Board of Directors of the Company at that time, materially adverse to Parent or the Company.

      Takeover Laws. The Company has agreed to, upon the request of Parent, take all reasonable steps to exclude the applicability of, or to assist in any challenge by Parent or Purchaser of the validity or applicability to the Merger of, any Takeover Laws. As used herein, "Takeover Laws" means any "moratorium", "control share acquisition", "business combination", "fair price" or other form of antitakeover laws and regulations of any jurisdiction that may purport to be applicable to the Merger Agreement or the Merger.

      Termination Fee; Expenses.

      (a) The Company has agreed that in the event that the Merger Agreement is terminated as a result of the occurrence of any Trigger Event (as defined below), then the Company will pay to Parent a fee equal to 1.5% of the purchase price as defined in the Merger Agreement plus all Parent Reimbursable Expenses (as defined below); provided, however, that if such termination is solely attributable to events described in clause (iii) or (iv) of the definition of Trigger Event, then the Company will pay to Parent all Parent Reimbursable Expenses (but not the 1.5% fee). Amounts due hereunder shall be payable in immediately available funds at the time of such termination.

      (b) As used herein, "Trigger Event" means the occurrence of any of the following:

           (i) the Board of Directors of the Company (or any committee thereof) shall approve, recommend, authorize, propose or facilitate any potential Acquisition Transaction (as defined below) other than the Offer and the Merger pursuant to the Merger Agreement, or such Board (or any such committee) shall engage in discussions or negotiations with a potential counterparty concerning any such potential Acquisition Transaction, or such Board (or any such committee) shall publicly announce its intention to do any of the foregoing;

           (ii) the Board of Directors of the Company (or any committee thereof) shall fail to recommend the Offer and the Merger to stockholders of the Company in the Schedule 14D-9 or proxy statement required by the Merger Agreement or within two business days following Parent's request from time to time that the Company so confirm its recommendation of the Offer and the Merger, or such Board (or any such committee) shall withdraw, modify or amend in any manner adverse to Parent the authorization, approval or recommendation given by such Board (or such committee) to the Offer and the Merger, or shall publicly announce that it does not favor the Offer or the Merger;

      (iii) the stockholders of the Company holding at least 66-2/3% of the outstanding Shares shall fail to approve the Merger in accordance with applicable law at the Stockholder Meeting, or if the Stockholder Meeting shall not be held on or prior to December 31, 1998; or

           (iv) any person, entity or "group" (as that term is used in Section 13(d)(e) of the Exchange Act), other than those stockholders who have executed and delivered the Stockholders' Agreement as described in the recitals to the Merger Agreement, becomes the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the outstanding Shares.

      (c) As used herein, "Acquisition Transaction" means any tender offer or exchange offer, any merger, consolidation, liquidation, dissolution, recapitalization, reorganization or other business combination, any acquisition, sale or other disposition of a material amount of assets or securities or any other similar transaction involving the Company, its securities or any of its subsidiaries or divisions.

      (d) As used herein, "Parent Reimbursable Expenses" means all out-of-pocket costs (including without limitation reasonable legal and accounting costs) theretofore and hereafter incurred by Parent in connection with the transactions contemplated by the Merger Agreement including, without limitation, costs and expenses incurred in connection with (i) Parent's due diligence investigations concerning the Company and its subsidiaries, (ii) Parent's preparation of preliminary and final proposals relating to the acquisition of the Company, (iii) Parent's negotiation of the Merger Agreement, (iv) Parent's assistance in the preparation of the proxy statement relating to the Merger, (v) fees and expenses of the Exchange Agent, and (vi) fees and expenses reasonably incurred so as to facilitate and promote consummation of the Merger.

      Conditions to the Merger. Pursuant to the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the fulfillment, or waiver where permissible, at or prior to the proposed Effective Time, of each of the following conditions: (a) the Merger Agreement and the transactions contemplated thereby shall have been approved by the Company's stockholders in the manner and to the extent required by applicable law and the Articles of Incorporation and By-laws of the Company; (b) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (c) no action or proceeding before a court of competent jurisdiction or other competent governmental body by any governmental or regulatory authority shall have been instituted or threatened to make illegal or otherwise restrain or prohibit (whether temporarily, preliminary or permanently) the Merger or the other transactions contemplated by the Merger Agreement or to obtain an amount of damages or other material relief in connection with the execution of the Merger Agreement or the consummation of the Merger or other transactions contemplated by the Merger Agreement; and no governmental agency shall have given notice to any party thereto to the effect that consummation of the Merger or the other transactions contemplated by the Merger Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Merger (each party thereto, however, has agreed to use reasonable efforts promptly to have such prohibition or notice lifted); and (d) each of Purchaser and the Company shall have received from the other appropriately certified copies of all resolutions adopted by their respective Boards of Directors and stockholders in connection with the Merger Agreement and the transactions contemplated thereby.

      Conditions to Obligation of Parent and Purchaser to Effect the Merger. The obligation of Parent and Purchaser to effect the Merger is further subject to the fulfillment at or prior to the proposed Effective Time, of each of the following additional conditions (all or any of which may be waived in whole or in part by Parent and Purchaser in their sole discretion): (a) the Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by the Merger Agreement to be so performed or complied with by the Company at or prior to the Closing, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed on behalf of the Company by its President, to such effect; (b) all proceedings to be taken on the part of the Company in connection with the transactions contemplated by the Merger Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent, and Parent shall have received copies of all such documents and other evidences as Parent may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith, and such documents shall include, but shall not be limited to (i) certain certificates as required by certain provisions of the Merger Agreement, (ii) a certificate of existence or good standing regarding each of the Company and its subsidiaries, certified in the case of the Company by the New Mexico Corporation Commission and certified in the case of the Company's Subsidiaries by the appropriate office of the jurisdiction of its respective incorporation, each dated within ten (10) business days of the proposed Effective Time,
(iii) an incumbency certificate certifying the identity of the officers of the Company, and (iv) the resignations, effective the Closing Date, of such directors and officers of the Company and its subsidiaries as Parent shall specify consistent with the Merger Agreement;

(c) Parent shall have received a complete list of the signatories of each account or safe deposit box of the Company and its subsidiaries; (d) the Company shall not have received written objections to the Merger from holders who in the aggregate hold more than 10% of the outstanding Shares, and the Company shall not have knowledge that holders of 10% or more of the outstanding Shares intend to file with the Company written objections to the Merger; (e) the Company shall have delivered to Parent a final accounting of the Company's Transaction Costs, in form reasonably satisfactory to Parent, including copies of applicable final invoices; (f) other than specific filings provided for by the Merger Agreement, all consents, approvals and actions of filings with and notices to any governmental or regulatory authority or any other public or private third party required of the Company or any of its subsidiaries to consummate the Merger and the other transactions contemplated by the Merger Agreement, the failure of which to be obtained or taken could, individually or in the aggregate, be reasonably expected to have a material adverse effect on the Company and its subsidiaries or on the ability of the Company to consummate the transactions contemplated by the Merger Agreement shall have been obtained, all in form and substance reasonably satisfactory to Parent and no such consent, approval or action shall contain any term or condition which could be reasonably expected to result in a material diminution of the benefits of the Merger to Parent.

      Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the proposed Effective Time, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion): (a) each of the representations and warranties made by Parent and Purchaser in the Merger Agreement shall be true and correct in all material respects as of the proposed Effective Time as though made on and as of such time or, in the case of representations and warranties made as of a specified date earlier than such time, on and as of such earlier date, and Parent and Purchaser shall each have delivered to the Company a certificate, dated the proposed Effective Time and executed on behalf of Parent by its President and on behalf of Purchaser by its President, to such effect; (b) Parent and Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by the Merger Agreement to be so performed or complied with by Parent or Purchaser at or prior to the Closing, and Parent and Purchaser shall each have delivered to the Company a certificate, dated the Closing Date and executed on behalf of Parent by its President and on behalf of Purchaser by its President, to such effect; (c) the Company shall have received a written opinion, dated as of the Closing Date, from Krieg, Devault, Alexander & Capehart, Indiana counsel to Parent and Purchaser, from Cleary, Gottlieb, Steen & Hamilton and/or from Parent's New Mexico counsel, as appropriate, in form and substance reasonably satisfactory to the Company, as to certain appropriate matters agreed upon by legal counsel of Parent and Purchaser and of the Company; (d) all proceedings to be taken on the part of Parent and Purchaser in connection with the transactions contemplated by the Merger Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as the Company may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith, and such documents shall include, but shall not be limited to: (i) certain certificates as required by certain provisions of the Merger Agreement, (ii) certificates of existence or good standing regarding each of Parent and Purchaser, certified by the New York Secretary of State and the New Mexico State Corporation Commission, respectively, dated within ten (10) business days of the Closing Date, and (iii) incumbency certificates certifying the identity of the officers of Parent and Purchaser, respectively; and (e) the Exchange Fund shall have been funded with the full amount of the Merger Consideration for all outstanding shares of the Shares.

      For a description of the conditions to the Offer, see
Section 14.

      Termination. The Merger Agreement may be terminated, and the transactions contemplated thereby may be abandoned, at any time prior to the Effective Time, whether prior to or after Stockholders' Approval: (a) by mutual written agreement of the parties thereto duly authorized by action taken by or on behalf of their respective Boards of Directors; (b) by either the Company or Parent upon notification to the non-terminating party by the terminating party: (1) if the Merger shall not have been consummated on or prior to January 31, 1999 and such failure to consummate the Merger is not caused by a breach of the Merger Agreement by the terminating party; provided, however, such date may be extended indefinitely by the mutual written agreement of the parties, (2) if Stockholders' Approval shall not be obtained by January 31, 1999, (3) if any governmental or regulatory authority, the taking of action by which is a condition to the obligations of either the Company or Parent to consummate the transactions contemplated thereby, shall have determined not to take such action and all appeals of such determination shall have been taken and have been unsuccessful, or (4) if any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable; (c) by the Company, if (1) Purchaser fails to commence the Offer as provided in the Merger Agreement or fails to purchase validly tendered Shares in violation of the terms of the Offer or the Merger Agreement; (2) there has been a breach by Parent or Purchaser of any representation or warranty contained in the Merger Agreement, or
(3) there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement on the part of Parent or Purchaser, which breach is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by the Company to Parent or Purchaser.; (d) by Parent, if (1) the Offer is terminated or withdrawn on account of the failure to be fulfilled of a condition specified in Annex A to the Merger Agreement (as specified in Section 14 of this Offer), (2) there has been a breach by the Company of any representation or warranty contained in the Merger Agreement or
(3) there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by Parent to the Company; or (e) by Parent if a Trigger Event occurs.

      Amendment. The Merger Agreement may be amended, supplemented or modified by the parties thereto at any time prior to the Effective Time, whether prior to or after adoption of the Merger Agreement at the Stockholder Meeting, but after such adoption only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party thereto.

      Governing Law. The Merger Agreement is governed by and construed in accordance with the laws of the State of Indiana applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof, except to the extent that the NMBCA, the Securities Act and the Exchange Act shall apply to the transactions contemplated therein.

      Enforcement of Agreement; Injunctive Relief. Parent, Purchaser and the Company have irrevocably and unconditionally submitted to the exclusive jurisdiction and venue of the United States District Court for the Southern District of Indiana, Indianapolis Division for federal jurisdiction (unless such court has no jurisdiction, in which case Parent, Purchaser and the Company submitted to the exclusive jurisdiction of the courts of the State of Indiana located in Marion County) for any actions, suits or proceedings arising out of or relating to the Merger Agreement and the transactions contemplated thereby. Parent, Purchaser and the Company have also waived, to the fullest extent permitted by law, any rights they may have to a jury trial on any matter related in any way to the Merger Agreement or the transactions contemplated thereby. In addition, each of the Company on the one hand and Parent and Purchaser on the other hand have recognized and acknowledged that a breach by it of any covenants or agreements contained in the Merger Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties thereto has agreed that in the event of any such breach, if the aggrieved party so desires, the aggrieved party shall be entitled to the remedy of specific performance, injunctive and other equitable relief (without the requirement or need for the posting of any bond) in addition to any other remedy to which the aggrieved party may be entitled, at law or in equity.

      Joint and Several Obligations. The obligations of Parent and Purchaser under the Merger Agreement are joint and several.

      Timing. The exact timing and details of the Merger will depend upon legal requirements and a variety of other factors, including the number of Shares acquired by Purchaser pursuant to the Offer. Although Parent has agreed to cause the Merger to be consummated on the terms and subject to the conditions set forth above, there can be no assurance as to the timing of the Merger.

Stockholders' Agreement

      The following is a summary of the material terms of the Stockholders' Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Stockholders' Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8 (except that such Agreement will not be available at the regional offices of the Commission).

      The stockholders who have signed the Stockholders'
Agreement together beneficially own 106,315 Shares, constituting approximately 55.6% of the outstanding Shares.

      Voting of Shares. In order to induce Parent to execute and deliver the Merger Agreement each Proxy Grantor has agreed to tender such stockholder's Shares and has irrevocably appointed Parent as the exclusive attorney-in-fact and proxy of such stockholder, with full power of substitution. Parent, as proxy of such holder, has been granted the power:

I. to attend any and every meeting (whether annual or special or both) of the stockholders of the Company, including any adjournment or postponement thereof, on behalf of such stockholder, and at each such meeting, with respect to all shares of common stock of the Company owned by such stockholder on the date of execution and delivery of the Stockholders' Agreement or acquired thereafter that are entitled to vote at each such meeting or over which such stockholder has voting power (and any and all other shares of common or preferred stock of the Company or other securities issued on or after such date in respect of any such shares):

      A. to vote in favor of the Merger (as such term is defined in the Merger Agreement) and to vote in favor of the adjournment of any meeting, which Parent believes may facilitate the obtaining the approval of the Merger; and otherwise to act with respect to such shares as said attorney-in-fact and proxy (or his substitute) shall deem necessary or appropriate to cause the approval of the Merger by the necessary two-thirds majority required under applicable law;

      B. to vote and otherwise act with respect to such shares in such a manner as said attorney-in-fact and proxy (or his substitute) shall deem proper, with respect to
           (x) proposals or offers (other than the Merger) relating to (1) any proposed sale, lease or other disposition of all or a substantial amount of the assets of the Company or any of its subsidiaries, (2) any proposed merger, consolidation or other combination of the Company or any of its subsidiaries with any other entity, (3) any sale, issuance, disposition or granting of rights in respect of the shares of the Company or of any subsidiary of the Company or (4) any other proposed action of the Company or any of its subsidiaries requiring stockholder approval that would conflict with or violate the Company's representations, covenants or obligations under the Merger Agreement, adversely affect the Company's ability to consummate the Merger or the other transactions contemplated by the Merger Agreement or otherwise impede, interfere with or discourage the Merger (each of the actions described in (1) - (4) above, an "Acquisition Proposal"), and
           (y) any procedural matters presented at any such meeting at which any action is scheduled to be taken with respect to the Merger or any Acquisition Proposal;

II. if no meeting of stockholders is scheduled in accordance with the Merger Agreement or if any such meeting is canceled, postponed or adjourned other than with Parent's approval, to call a special stockholders meeting of the Company for the purpose of (i) approving the Merger or any action with respect thereto, or (ii) taking action with respect to any Acquisition Proposal; and

III. to waive, for the duration of this Stockholders' Agreement, any and all rights such stockholder may have to exercise any rights as dissenting stockholder under Sections 53-15-3 and 53-15-4 of the NMBCA, subject to the right to receive the consideration as specifically provided in the Merger Agreement.

      Restrictions on Transfer. Each Proxy Grantor has agreed (a) not to deposit any of such stockholder's shares of common stock of the Company into a voting trust or enter into a voting agreement with respect to such shares; (b) not to sell, transfer or otherwise dispose of or pledge or otherwise encumber, any shares of common stock of the Company, or options or warrants to purchase such shares, unless the purchaser or transferee of such shares or rights agrees in writing (a copy of which shall be delivered by such stockholder to Parent and Purchaser) prior to such sale, transfer or disposition to be bound by and subject to the provisions contained in the Stockholders' Agreement; and (c) not, in his or her capacity as stockholder, to solicit, initiate, encourage, endorse, support

(including, by providing information) or participate in any discussions regarding, any Acquisition Proposal other than the Merger.

      Irrevocable Proxy. Each Proxy Grantor has affirmed that the proxy contained in the Stockholders' Agreement is issued in connection with the Merger Agreement to facilitate the transactions contemplated thereunder and in consideration of Parent and Purchaser entering into the Merger Agreement and as such is coupled with an interest and is irrevocable. The proxy contained in the Stockholders' Agreement will terminate upon the earlier to occur of (a) the Effective Time as defined in the Merger Agreement and (b) the termination of the Merger Agreement in accordance with its terms. By execution and delivery of the Stockholders' Agreement, each of the stockholders who are a party to the Stockholders' Agreement has confirmed that such stockholder has received a copy of a substantially final form of the Merger Agreement, and that all other information deemed necessary by such stockholder concerning the Merger, the Merger Agreement and the transactions contemplated thereunder or any other matters considered by such stockholder to be relevant to the stockholder's decision to execute this Agreement has been made available to such stockholder. All authority conferred or agreed to be conferred in the Stockholders' Agreement survives the death, insolvency, or incapacity of each the stockholders who is a party to the Stockholders' Agreement and any obligation of any of such stockholder thereunder is binding upon the heirs, personal representatives, successors and assigns of such stockholder. The proxy contained in the Stockholders' Agreement revokes any and all other proxies theretofore granted by each and every stockholder who is party to the Stockholders' Agreement. Each stockholder who is a party to the Stockholders' Agreement has agreed to not give any subsequent proxy or grant any option with respect to such shares (and such proxy or option if given will be deemed not to be effective) that purports to grant authority within the scope of the authority conferred in the Stockholders' Agreement.

      Covenant to Tender Shares. In order further to induce Purchaser and Parent to enter into the Merger Agreement, each Proxy Grantor has further agreed validly to tender (or cause the record owner of such shares validly to tender), and not to withdraw, pursuant to and in accordance with the terms of the Offer, not later than the tenth business day after commencement of the Offer pursuant to the Merger Agreement and Rule 14d-2 under the Exchange Act, the number of Shares set forth opposite such stockholder's name on the signature pages to the Stockholders' Agreement (the "Existing Securities" and, together with any Shares acquired by such stockholder (whether beneficially or of record) after the date of the Stockholders' Agreement and prior to the termination of the Stockholders' Agreement by means of purchase, dividend, distribution, transfer, issuance, or exercise of options or other rights to acquire the Shares (the "Securities")). If any stockholder who signed the Stockholders' Agreement acquires Securities after the date of the Stockholders' Agreement, such stockholder has agreed to tender (or cause the record holder to tender) pursuant to the Offer such Securities on or before such tenth business day or, if later, on or before the second business day after such acquisition. Each stockholder who signed the Stockholders' Agreement acknowledged and agreed that Purchaser's obligation to accept for payment, purchase and pay for the Securities in the Offer, including the Securities beneficially owned by such stockholder, is subject to the terms and conditions of the Offer.

      Specific Performance. Each stockholder who executed the Stockholders' Agreement acknowledged that money damages would be both incalculable and an insufficient remedy for any breach of the Stockholders' Agreement by it, and that any such breach would cause Parent and Purchaser irreparable harm. Accordingly, each such stockholder agreed that in the event of any breach or threatened breach of this Agreement, Parent and Purchaser, in addition to any other remedies at law or in equity they may have, is entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

      Representations. Each stockholder who executed the Stockholders' Agreement represented and warranted that, as of the date of the Stockholders' Agreement, such stockholder (a) owned personally and directly the number of shares of the Shares set forth on the signature page of the Stockholders' Agreement, (b) owned such stock free and clear of all liens, security interests, encumbrances, options and other adverse interests of every kind whatsoever, and (c) had the power and right to execute and deliver the Stockholders' Agreement, and perform such stockholder's obligations thereunder, without the consent or agreement of any other person or entity.

      Release of Claims. Each of the stockholders who executed the Stockholders' Agreement irrevocably waived and released any and all claims such stockholder may have as a holder of Shares against any employee, officer or director of the Company or any of its subsidiaries in respect of the conduct of such employee, officer or director in his or her capacity as such prior to consummation of the Merger.

      Governing Law. The Stockholders' Agreement is governed by the laws of the State of Indiana except that the provisions thereof with respect to the granting of proxies, the exercise of the rights granted in respect of such proxies and the associated appointment of attorneys-in-fact is governed by the laws of the jurisdiction of incorporation of the Company, which is New Mexico.

Confidentiality Agreement

      Pursuant to an agreement dated as of June 18, 1998 (the "Confidentiality Agreement") between the Company (acting through its agent, Goelzer & Co.) and Parent, the Company has supplied Parent with certain non-public, confidential and proprietary information about the Company. Parent has agreed in the Confidentiality Agreement among other provisions that it, together with its, among others, representatives, employees, agents, advisors, lenders or affiliates will treat confidentially all such information supplied by the Company and that it will, until June 18, 2003, use the confidential information solely for the purpose of evaluating a possible transaction with the Company, and will keep the confidential information confidential, except for disclosure as may be required by law.

Appraisal Rights

      No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger is consummated, holders of Shares will have certain rights under Section 53-15-3 of the NMBCA to dissent and demand payment in cash of the fair value of their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price and the Merger Consideration.

      If any holder of Shares who demands payment of fair value under Section 53-15-3 of the NMBCA fails to perfect, or effectively withdraws or loses such stockholder's right to fair value as provided in the NMBCA, the Shares of such holder will be converted into the right to receive Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw such stockholder's demand by delivery to Company of a written withdrawal of such stockholder's demand and acceptance of the Merger.

      Failure to follow the steps required by Sections 53-15-3 and 4 of the NMBCA for perfecting rights to payment of fair value may result in the loss of such rights.

Plans for the Company

      As soon as practicable following the consummation of the Offer, Purchaser intends to effect the Merger. It is expected that, initially following the Offer and the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted, and that the Company's current management, under the direction of the Board of Directors of the Surviving Corporation, will continue to manage the Company.

      "Going Private" Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the transaction.

      Except as noted in this Offer to Purchase, Purchaser and Parent have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, dividend policy, corporate structure, business or composition of its management.

13.   Dividends and Distributions

      Pursuant to the terms of the Merger Agreement, the Company is prohibited from issuing, selling, pledging or granting any options, rights to purchase, warrants or shares of capital stock of the Company or any option in respect thereof and the Company is further prohibited from declaring or paying any dividends or distributions other than the dividend of $2.00 per Share declared on August 26, 1998 and payable on September 15, 1998.

14.   Certain Conditions of the Offer

      Notwithstanding any other provision of the Offer, the obligation of Purchaser to accept for payment, purchase or pay for any Shares tendered prior to the Expiration Date is subject to the fulfillment, at or prior to the Expiration Date, of the following conditions (and upon the failure of any such condition to be fulfilled, unless waived by Purchaser, Purchaser may terminate the Offer as to any Shares not then accepted for payment, and Purchaser shall not be required to accept for payment, purchase or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for any Shares):

           (a) The number of Shares validly tendered and not withdrawn shall constitute at least a two-thirds majority plus one of the outstanding Shares on a fully diluted basis.

           (b) Any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR
      Act shall have expired or been terminated.

           (c) No action or proceeding before a court of competent jurisdiction or other competent governmental body by any governmental or regulatory authority shall have been instituted or threatened to make illegal or otherwise restrain or prohibit (whether temporarily, preliminary or permanently) the Offer or the Merger or the other transactions contemplated by the Merger Agreement or to obtain an amount of damages or other material relief in connection with the execution of the Merger Agreement or the consummation of the Offer or other transactions contemplated by the Merger Agreement; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Offer or the Merger.

           (d) Purchaser shall have received from the Company appropriately certified copies of all resolutions adopted by the Company's Board of Directors in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby.

           (e) Each of the representations and warranties made by the Company in the Merger Agreement shall be true and correct in all respects (subject to limitations as to materiality as may be contained therein) as though made on and as of the Expiration Date or, in the case of representations and warranties made as of a specified date earlier than the Expiration Date, on and as of such earlier date, and the Company shall have delivered to Parent a certificate, dated the Expiration Date and executed on behalf of the Company by its President to such effect.

           (f) The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by the Merger Agreement to be so performed or complied with by the Company at or prior to the Expiration Date, and the Company shall have delivered to Parent a certificate, dated the Expiration Date and executed on behalf of the Company by its President, to such effect.

           (g) Parent and Purchaser shall have received a written opinion, dated as of the Expiration Date, from Barnes & Thornburg, counsel to the Company, in form and substance reasonably satisfactory to Parent and Purchaser, as to certain appropriate matters agreed upon by legal counsel of Parent and Purchaser and of the Company.

           (h) All proceedings to be taken on the part of the Company on or before the consummation of the Offer in connection with the transactions contemplated by the Merger Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent, and Parent shall have received copies of all such documents and other evidences as Parent may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith. Such documents shall include, but shall not be limited to:
      (i) the certificates required by clauses (e) and (f) of this Section 14; (ii) a certificate of existence or good standing regarding each of the Company and its Subsidiaries, certified in the case of the Company by the New Mexico Corporation Commission and certified in the case of the Company's subsidiaries by the appropriate office of the jurisdiction of its respective incorporation, each dated within ten (10) business days of the Expiration Date; and (iii) an incumbency certificate certifying the identity of the officers of the Company.

           (i) The Company and each of its Subsidiaries shall have good, marketable and insurable title to their respective real properties, subject only to those encumbrances identified in a schedule to the Merger Agreement, and the Company shall have obtained and delivered to Parent reasonable assurances from the relevant municipalities to the effect that such real properties and their current operations are in compliance with local zoning ordinances without constituting non-conforming uses.

           (j) The Company shall have delivered to Parent a current survey of the real property and facilities of the Company located in Peru, Indiana, which survey (i) shall have been prepared by a licensed Indiana land surveyor,
      (ii) shall fulfill the Minimum Detail Requirements for ALTA/ACSM Land Title Surveys (1992) for an Urban Survey and Table A thereof, and (iii) shall have been certified to the Surviving Corporation, Parent and Parent's title insurance company in a manner reasonably satisfactory to Parent; and such survey shall not show encroachments or other matters which, individually or in the aggregate, materially adversely affect the value or use of such real property and facilities.

           (k) There shall not have occurred (A) any general suspension of, or limitation on prices for, trading in the securities of a general nature on any national securities exchange that lasts more than 24 hours, (B) the declaration of any banking moratorium or any suspension of payments in respect of banks or any limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States, (C) the commencement of a war, armed hostilities or any other international or national calamity involving the United States or a substantial terrorist attack or the threat thereof on a target in United States that leads to the declaration of a national emergency, (D) a material adverse change in the United States currency exchange rates or a suspension of, or limitation on, the markets therefor, or (E) any decline in the Dow Jones Index below 6448 (which was the value of such Index on December 31, 1996).

           (l) A Trigger Event shall not have occurred.

           (m) Other than the filings required in connection with the Merger, all consents, approvals and actions of, filings with and notices to any governmental or regulatory authority or any other public or private third party required of the Company or any of its subsidiaries to consummate the Offer, the failure of which to be obtained or taken could, individually or in the aggregate, be reasonably expected to have a material adverse effect on the Company and its subsidiaries or on the ability of Parent to consummate the purchase of Shares pursuant to the Offer, shall have been obtained, all in form and substance reasonably satisfactory to Parent and no such consent, approval or action shall contain any term or condition which could be reasonably expected to result in a material diminution of the benefits of the Offer to Parent.

           (n) The Merger Agreement shall not have been terminated pursuant to its terms and shall not have been amended pursuant to its terms to provide for its termination.

Notwithstanding anything to the contrary herein, Purchaser cannot and will not assert any of the conditions set forth under this
Section 14 (other than certain regulatory conditions as, and to the extent, permitted by applicable rules and regulations of the Commission) at any time after the Expiration Date.

15.   Certain Legal Matters

      Based on information supplied by the Company, and on the advice of local counsel in Indiana, Purchaser does not believe that any Indiana state takeover statutes apply (or purport to apply) to the Offer or the Merger. Based on advice of local counsel in New Mexico, Purchaser does not believe that any New Mexico state takeover statutes apply (or purport to apply) to the Offer or the Merger. Accordingly, Purchaser has not currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer, the Stockholders' Agreement or the Merger and nothing in this Offer or any action taken in connection with the Offer, the Stockholders' Agreement or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer, the Stockholders' Agreement or the Merger and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer, the Stockholders' Agreement or the Merger, Purchaser may be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

      Antitrust. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of a 15-calendar-day waiting period following the filing by Parent as the "ultimate parent entity" of Purchaser of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. Parent's filing under the HSR Act will also be made with respect to Purchaser's acquisition of Shares under the Stockholders' Agreement. Parent is expected to make its filing with the Antitrust Division and the FTC on or about September 29, 1998. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Parent, the waiting period will be extended and would expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, at the discretion of Purchaser, be extended and, in any event, the purchase of or any payment for Shares will be deferred until ten days following the date the request is complied with by Parent, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Unless the Offer is extended, any extension of the waiting period will not give rise to any additional withdrawal rights. See Section 4. Although the Company is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither the Company's failure to make such filings nor a request from the FTC or the Antitrust Division for additional information or documentary material made to the Company will extend the waiting period.

      In practice, complying with a request for additional information or documentary material may require a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

      The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Parent's proposed acquisition of the Company. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Purchaser or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof. If any such action by the FTC, the Antitrust Division or any other person should be threatened or commenced, Purchaser may extend, terminate or amend the Offer. See Section 14 for certain conditions of the Offer. Parent and Purchaser believe that consummation of the Offer would not violate any antitrust laws; there can be no assurance, however, that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be.

      Although the parties to the Merger Agreement are required to remove or satisfy, if reasonably practicable, any objections to the validity or legality of the Merger, Parent is not required to satisfy any legal requirement that it divest or hold separate any assets or business operations of Parent or the Company.

16.   Certain Fees and Expenses

      Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and IBJ Schroder Bank & Trust Company to act as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the U.S. federal securities laws.

      Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering materials to their customers.

17.   Miscellaneous

      Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state.

      Purchaser and Parent have filed with the Commission the
Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3, under the Exchange Act, containing certain additional information with respect to the Offer and may file amendments thereto. The Company has filed with the Commission the Schedule 14D-9 (including exhibits) containing the Company's recommendation with respect to the Offer and other information required to be disseminated to stockholders of the Company pursuant to Rule 14d-9. Such Statements and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in the manner set forth in Section 8 (except that they will not be available at the regional offices of the Commission).

      No person has been authorized to give any information or make any representation on behalf of Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representations must not be relied upon as having been authorized.


                                Burnham Acquisition Corporation
September 29, 1998

                             ANNEX I
     DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT

A.    Directors and Executive Officers of Purchaser

      The following table sets forth the name, business address, present principal occupation or employment and five-year employment history of position with Purchaser and each director and executive officer of Purchaser.

                             Position with Purchaser and Present
      Name and Address        Principal Occupation or Employment
---------------------------  -----------------------------------
Ronald L.  Griffith          Sole Director & Secretary,
  P.O. 3205                  Burnham Acquisition Corporation
  Lancaster, PA  17604       Senior Vice President-Finance &
                             Secretary-Treasurer, Burnham
                             Corporation*

Albert Morrison III          President, Burnham Acquisition
  P.O. Box 3205              Corporation
  Lancaster, PA  17604       President & Chief Executive Officer,
                             Burnham Corporation*


B.    Directors and Executive Officers of Parent

The following table sets forth the name, business address, position with Parent and present principal occupation of each director, executive officer and controlling person of Parent. Each individual listed below is a citizen of the United States.

                                Position with Parent and Present
      Name and Address         Principal Occupation or Employment*
---------------------------   ------------------------------------
John B.  Dodge                Chairman of the Board, Burnham Corporation
  P.O. Box 3205               President, JVD Development Co., a real estate
  Lancaster, PA  17604        development firm

Albert Morrison, III          President & Chief Executive Officer, Burnham
  P.O. Box 3205               Corporation
  Lancaster, PA  17604

Ronald L.  Griffith           Senior Vice President-Finance &
  P.O. Box 3205               Secretary-Treasurer, Burnham
  Lancaster, PA  17604        Corporation

Donald E.  Sweigart           Senior Vice President, Burnham Corporation
  P.O. Box 3205
  Lancaster, PA  17604

Donald B.  Titus              Vice President, Burnham Corporation
  P.O. Box 3205
  Lancaster, PA  17604

Robert L.  Coons              Vice President, Burnham Corporation
  P.O. Box 3205
  Lancaster, PA  17604

Kenneth H.  Sturtz            Vice President, Burnham Corporation
  P.O. Box 3205
  Lancaster, PA  17604


-------------------
* In each case, such occupation or employment has remained unchanged during the previous five years.

Robert B.  Balfantz           Vice President, Burnham Corporation
  P.O. Box 3205
  Lancaster, PA  17604

Shaun D.  McMeans             Controller, Burnham Corporation
  P.O. Box 3205
  Lancaster, PA  17604

Ben W.  Drew, Jr.             Director, Burnham Corporation
  P.O. Box 3205               President, MKS Corp., a U.S.-Russian
  Lancaster, PA  17604        economic development firm

Elizabeth B.  Freimer         Director, Burnham Corporation
  P.O. Box 3205               Retired
  Lancaster, PA  17604

Elizabeth Hughes              Director, Burnham Corporation
  P.O. Box 3205               Retired
  Lancaster, PA  17604

Thomas C.  Kile               Director, Burnham Corporation
  P.O. Box 3205               President, Centerville Development Corp., a
  Lancaster, PA  17604        real estate development firm

Robert C.  Simpson            Director, Burnham Corporation
  P.O. Box 3205
  Lancaster, PA  17604

William N.  Vitalis           Director, Burnham Corporation
  P.O. Box 3205               Investor
  Lancaster, PA  17604

                 The Depositary for the Offer is:

                IBJ SCHRODER BANK & TRUST COMPANY

         By Mail:              By Facsimile:      By Hand/Overnight Delivery:
        P.O. Box 84            (212) 858-2611           One State Street
  Bowling Green Station    Confirm Facsimile by        New York, NY 10004
 New York, NY 10274-0084        Telephone:           Attention: Securities
Attention: Reorganization    (212) 858-2103         Processing Window, SC-1
        Department

      Delivery of this instrument to an address other than as set forth above or transmission of instructions to a facsimile number other than the ones listed above will not constitute a valid delivery.

      Questions and requests for assistance may be directed to the Information Agent at the telephone numbers and address below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer material may be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

              The Information Agent for the Offer is:

                [LOGO OF MACKENZIE PARTNERS, INC.]

                         156 Fifth Avenue
                     New York, New York 10010
                   (212) 929-5500 (Call Collect)
                  Call Toll-Free: (800) 322-2885